Exhibit 99.2

NEWS RELEASE	April 17, 2006

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828 kentringer@caseycomm.com

Cass Information Systems Promotes

Brunngraber to President/Chief Operating Officer

ST. LOUIS – Eric H. Brunngraber has been promoted to the newly created position of president and chief operating officer of Cass Information Systems (CIS), Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, utility and telecom invoice payment and information services. Making the announcement was Lawrence A. Collett, chief executive and chairman of the board.

In his new position, Brunngraber will be responsible for the operation and performance of the company’s primary business units. He will remain a member of the CIS board of directors.

“The appointment demonstrates the growth of our businesses and our desire to assure the continued application of technology and productivity improvements throughout the company,” said Collett. “We are deeply grateful to have someone of Eric’s ability and experience ready to step into this position.”

Brunngraber most recently served as chief financial officer (CFO). He joined the company in 1979 and became CFO in 1997.

He holds a bachelor’s degree in finance from the University of Missouri-St. Louis and a master’s degree in business administration from St. Louis University. He also graduated from the Stonier Graduate School of Banking.

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Brunngraber is a member of the Financial Executives International and sits on the board of directors of the St. Louis Equity Fund.

CIS is the leading provider of transportation, utility and telecom invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses over $15 billion annually on behalf of customers from processing centers in St. Louis, Mo., Columbus, Ohio, Boston, Mass. and Greenville, S.C. The support of Cass Commercial Bank, founded in 1906, makes CIS unique in the industry.

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Editor’s note:	Eric Brunngraber is a resident of Des Peres, Mo. 63131.

Cass Information Systems, Inc. makes its headquarters at 13001 Hollenberg Dr. in Bridgeton, Mo. 63044.